UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _____________________
FORM 8-K
 _____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 13, 2017
Concert Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36310	20-4839882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 500 Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 860-0045

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 18, 2017, the Company announced that Marc Becker will join the Company as Chief Financial Officer (“CFO”) and principal financial officer. Mr. Becker is expected to commence employment with the Company on January 4, 2018 (the “Commencement Date”).

Mr. Becker, age 45, served as CFO of CRISPR Therapeutics (“CRISPR”), a publicly-traded biotechnology company from February 2016 - September 2017. Prior to CRISPR, Mr. Becker was CFO of rEVO Biologics (“rEVO”), a biotechnology company, from January 2012 - February 2016. Prior to rEVO, Mr. Becker held increasing roles of responsibility at Genzyme from August 2001 - October 2011, culminating in Vice President, Finance.

In connection with his appointment as CFO, the Company and Mr. Becker entered into an offer letter agreement and an executive employment agreement (together, the “Employment Agreement”). The Employment Agreement entitles Mr. Becker to receive a sign-on bonus of $30,000 and an annual base salary of $380,000 beginning on the Commencement Date. Mr. Becker will also receive the standard severance protections that are offered to the Company’s other similarly situated executive officers in the event his employment is terminated by reason of his death or disability, by the Company without cause, or by his voluntary resignation for good reason. These benefits include (i) 12 months of his base salary, payable in installments in accordance with the Company’s payroll practices beginning on the first payroll date that is at least 60 days following the termination date and (ii) continued life, medical, dental, health and accident and disability insurance benefits on the same basis as provided to similarly situated active employees for a period of 12 months. If Mr. Becker’s employment is terminated without cause or if he resigns for good reason, in either case, either within one year following a change in control or prior to a change in control if Mr. Becker demonstrates that the termination was in connection with the change in control, he will receive the foregoing severance benefits as well as an amount equal to the greater of his target bonus for the fiscal year in which the date of termination occurs or the annual bonus paid to him for the most recently completed fiscal year, payable in a lump sum on the first payroll date that is at least 60 days following the termination date. Mr. Becker’s right to receive severance benefits, other than as a result of his termination without cause or resignation for good reason either within one year following a change in control or prior to a change in control if Mr. Becker demonstrates that the termination was in connection with the change in control, is conditioned upon his timely entering into a severance agreement and mutual release of claims with the Company. For purposes of the foregoing, “cause”, “good reason” and “change in control” have the meanings given in the Employment Agreement, which is consistent in all material respects with the form of executive employment agreement included as Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed on March 6, 2017. The Employment Agreement provides that Mr. Becker shall comply with certain confidentiality, intellectual property ownership and non-solicitation and non-competition obligations.

At the first meeting of the compensation committee of the Company’s board of directors following Mr. Becker’s commencement of employment, the Company will consider and vote on a grant to Mr. Becker, under the Company’s 2014 Incentive Award Plan, of an option to purchase up to 100,000 shares of the Company’s common stock. The option will have an exercise price per share equal to the fair market value of the stock on the grant date and will vest as to 25% of the shares on the first anniversary of the Commencement Date and as to an additional 6.25% of the shares at the end of every three month period thereafter, subject to Mr. Becker’s continued service through each vesting date.

Item 7.01. Regulation FD Disclosure.

A press release issued by the Company on December 18, 2017 regarding the appointment of Mr. Becker as Chief Financial Officer and principal financial officer is furnished as Exhibit 99.1.

The information included on this Form 8-K pursuant to Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 18, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Concert Pharmaceuticals, Inc.

	By:	/s/ Roger Tung
Date: December 18, 2017		Name:	Roger Tung
		Title:	President and Chief Executive Officer